Exhibit 99.1

Atlanticus Reports Fourth Quarter and Full Year 2022 Financial Results

Achieved Over $1 Billion in Annual Revenue with Another Consecutive Quarter of Revenue Growth

ATLANTA, March 14, 2023 -- Atlanticus Holdings Corporation (NASDAQ: ATLC) (“Atlanticus,” “the Company”, “we,” “our” or “us”), a financial technology company which enables its bank, retail and healthcare partners to offer more inclusive financial services to millions of everyday Americans, today announced its financial results for the fourth quarter and full year ended December 31, 2022. An accompanying earnings presentation is available in the “Investors” section of the Company’s website at www.atlanticus.com or by clicking here.

Financial and Operating Highlights

Fourth Quarter 2022 Highlights (all comparisons to the Fourth Quarter 2021)

●	Total operating revenue increased 24.1% to $268.7 million.
●	Purchase volume increased 1.4% to $625.2 million.
●	Net income attributable to common shareholders of $17.7 million, or $0.98 per diluted common share.

Full Year 2022 Highlights (all comparisons to the prior year period)

●	Total operating revenue increased 40.6% to $1.05 billion.
●	Purchase volume increased 33.2% to $2.7 billion.
●	Total number of accounts serviced[1] at period end increased 22.3% to 3.3 million.
●	Over 600,000 (net) new serviced[1] accounts added during the year.
●	Managed receivables[2] increased 31.6% to $2.1 billion.
●	Net income attributable to common shareholders of $110.5 million, or $5.83 per diluted common share.

1In our calculation of total accounts serviced, we include all accounts with account activity and accounts that have open lines of credit at the end of the referenced period.

2Managed receivables is a non-GAAP financial measure and excludes the results of our Auto Finance receivables. See “Non-GAAP Financial Measures” for important additional information.

Management Commentary

Jeff Howard, President and Chief Executive Officer at Atlanticus stated, "We are pleased to report continued expansion despite the ongoing inflationary pressures felt across our serviced customers and partners. Both of our operating segments experienced meaningful growth with managed receivables and revenue increasing approximately 32% and 41% respectively during the year despite tightening in underwriting that led to materially slower growth in the second half. Even as receivables performance is coming off of historic lows in delinquency in 2020 and 2021, we are proud to report net income of $111 million and earnings per share of $5.83 for the year.

“Over our 25 plus year history, our actions have been guided by, in order of priority, asset level profitability, capital availability, then growth. As the consumers we serve experienced a rapid rise in the cost of living, we prudently revised our outlook for asset level profitability and rapidly deployed underwriting changes, portfolio management strategies, and customer service and collections programs to help everyday Americans adjust to increases in costs they care about the most – gas, food, and housing. Beginning in the third quarter of 2022, we have seen continued improvement in early asset performance metrics as a result of the actions mentioned, reductions in prices, particularly gas, and increases in wages experienced by the customer segment we serve.

“We are also confident in our capital availability, as we have a strong cash position, attractive fixed rate financings, and no material financing need in 2023. As a result, as we observe improvements in the performance of the consumers we serve, we will look to increase our growth rate, albeit not likely to the rate we achieved in the first half of 2022.

“Our ongoing investment in technology continues to bear fruit. Our bank, retail and healthcare partners benefit from our ease of integration. Our marginal cost to service accounts has declined by almost 50% over the previous 5 years allowing us to bring lower cost products to our partners’ customers. We see further opportunities to deploy technology, including artificial intelligence, to enhance the customer journey. Most importantly, the customers we service benefit from a unique customer experience through our ever-expanding Financial Empowerment Platform that offers curated features and functionality to help better manage their finances – to Empower Better Financial Outcomes.

“Although we have prudently slowed our rate of growth in the near term, we believe we are well positioned for sustained long term growth. The addressable market for our general purpose, private label, and healthcare categories is estimated to exceed $1 trillion in annual purchase volume.

“Our decades of experience, unique combination of service offerings, and ample market size within each of our business lines creates substantial opportunity for long term value creation for our shareholders.”

Financial Results ($ in thousands, except per share data)	For Three Months Ended December 31,			For Year Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Total operating revenue	$268,664	$216,524	24.1	$1,046,104	$743,855	40.6
Other non-operating revenue	429	743	nm	809	4,201	nm
Total Revenue	269,093	217,267	23.9	1,046,913	748,056	40.0

Interest expense	(24,002)	(15,669)	53.2	(81,851)	(54,127)	51.2
Provision for losses on loans, interest and fees receivable recorded at net realizable value	(542)	(11,986)	(96.5)	(1,252)	(36,455)	(96.6)
Changes in fair value of loans, interest and fees receivable and notes payable associated with structured financings recorded at fair value	(162,206)	(73,752)	119.9	(577,069)	(218,733)	163.8
Net margin	82,343	115,860	(28.9)	386,741	438,741	(11.9)

Total Operating Expense	52,561	52,905	(0.7)	237,469	189,729	25.2
Loss on repurchase and redemption of convertible senior notes	—	—	—	—	29,439	nm
Net income	23,690	49,839	(52.5)	134,612	177,789	(24.3)
Net loss attributable to noncontrolling interests	301	138	nm	985	113	nm
Net income attributable to controlling interests	23,991	49,977	(52.0)	135,597	177,902	(23.8)
Preferred dividends and discount accretion	(6,317)	(6,309)	nm	(25,076)	(22,363)	nm
Net income attributable to common shareholders	17,674	43,668	(59.5)	110,521	155,539	(28.9)
Net income attributable to common shareholders per common share - basic	1.22	2.91	(57.7)	7.55	10.32	(26.8)
Net income attributable to common shareholders per common share - diluted	$0.98	$2.13	(54.0)	$5.83	$7.56	(22.9)

*nm = not meaningful

Managed Receivables

Managed receivables increased 31.6% to $2.1 billion from December 31, 2021 largely driven by growth in the private label credit and general purpose credit card products offered by our bank partners. Total customers served increased 22.3% to 3.3 million. Recent recoveries in consumer spending behavior have helped increase the overall combined managed receivables levels and we currently expect this trend to continue into 2023, although we expect the pace of growth to slow when compared to earlier periods.

Total Operating Revenue

Total operating revenue consists of: 1) interest income, finance charges and late fees on consumer loans, 2) other fees on credit products including annual and merchant fees and 3) ancillary, interchange and servicing income on loan portfolios.

During the quarter and full year ended December 31, 2022, total operating revenue increased 24.1% to $268.7 million and 40.6% to $1.05 billion, respectively. We have higher growth in our acquisitions of general purpose credit card receivables (which tend to have higher yields and corresponding charge-offs) than in our acquisitions of private label credit receivables. This relative mix of receivable acquisitions led to an increase in our corresponding revenue.

We continue to experience period-over-period growth in all segments of our business including private label credit and general purpose credit card receivables and to a lesser extent in our CAR receivables. We expect net period-over-period growth in our total interest income and related fees for these operations for the majority of 2023. Future periods’ growth is also dependent on the addition of new retail partners and the expansion of existing relationships to expand the reach of private label credit operations and effective marketing for the general purpose credit card operations.

Interest expense

Interest expense was $24.0 million and $81.9 million for the quarter and year ended December 31, 2022, respectively, compared to $15.7 million and $54.1 million for the quarter and year ended December 31, 2021, respectively. The elevated expenses were primarily driven by the planned increases in outstanding debt related to the addition of multiple revolving credit facilities during 2021 and 2022.

Outstanding notes payable, net of unamortized debt issuance costs and discounts, associated with our private label credit and general purpose credit card platform increased from $1,223.5 million as of December 31, 2021 to $1,586.0 million as of December 31, 2022. Recent increases in the federal funds rate have thus far had a modest impact on our interest expense as over 90% of interest rates on our outstanding debt are fixed.

We anticipate additional debt financing over the next few quarters as we continue to grow coupled with increased effective interest rates resulting from recent and additional anticipated federal funds rate increases. As such, we expect our quarterly interest expense for these operations to increase compared to prior periods.

Provision for losses on loans, interest and fees receivable recorded at net realizable value

Provision for losses on loans, interest and fees receivable recorded at net realizable value decreased to $0.5 million and $1.3 million for the quarter and year ended December 31, 2022, respectively, compared to $12.0 million and $36.5 million for the quarter and year ended December 31, 2021, respectively. This reduction primarily reflects the effects of our adoption of the fair value option ,which has resulted in a significant decline in the outstanding receivables subject to this provision.

We expect that our provision for losses on loans will increase modestly in 2023 (when compared to comparable periods in 2022) in relation to growth in the underlying Auto Finance receivables and increases in delinquencies, reflective of delinquency levels returning to historically normalized levels (i.e., those periods prior to COVID-19 and the related government stimulus programs).

Changes in fair value of loans, interest and fees receivable and notes payable associated with structured financings recorded at fair value

Changes in fair value of loans, interest and fees receivable and notes payable associated with structured financings recorded at fair value increased to $162.2 million and $577.1 million for the quarter and year ended December 31, 2022, respectively, compared to $73.8 million and $218.7 million for the quarter and year ended December 31, 2021, respectively.

This increase was largely driven by growth in underlying receivables coupled with increased fee billings on those receivables.

Fee billings on our fair value receivables increased from $366.3 million for the year ended December 31, 2021 to $874.7 million for the year ended December 31, 2022. We include expected market degradation in our forecasts to reflect the possibility of delinquency rates increasing in the near term (and the corresponding increase in charge-offs and decrease in payments) above the level that historical and current trends would suggest. Offsetting this was a reduction in the discount rate applied to the net cash flows associated with these investments.

We expect our change in fair value of credit card receivables recorded at fair value to increase throughout 2023 consistent with growth in these receivables.

Total operating expense

Total operating expense decreased 0.7% in the quarter but increased 25.2% for the full year when compared to the same periods in 2021.

For the quarter, operating expenses decreased primarily driven by reductions in marketing, corresponding to strategic underwriting, tightening and selectively slowing our growth in receivables and new customers on behalf of our bank partners.

On a full year basis, operating expenses increased for the following reasons: 1) increases in salaries and benefit costs related to both the growth in the number of employees and inflationary compensation pressure, 2) increases in card and loan servicing expenses and marketing and solicitation costs due to growth in receivables, and 3) other costs associated with occupancy or other third party expenses including legal and travel expenses.

We expect some continued increase in portions of this cost for 2023 as we hire talent to meet our expected growing needs to manage increased levels of marketing, origination, and receivables.

Net Income Attributable to Common Shareholders

Net income attributable to common shareholders decreased 59.5% to $17.7 million, or $0.98 per diluted share, and 28.9% to $110.5 million, or $5.83 per diluted share, for the quarter and year ended December 31, 2022, respectively.

Share Repurchases

We repurchased and retired 1,674,161 shares of our common stock at an aggregate cost of $88.9 million, for the year ended December 31, 2022.

We will continue to evaluate the best use of our capital to increase shareholder value over time.

About Atlanticus Holdings Corporation

Empowering Better Financial Outcomes for Everyday Americans

Atlanticus’ technology allows bank, retail, and healthcare partners to offer more inclusive financial services to everyday Americans through the use of proprietary analytics. We apply the experience gained and infrastructure built from servicing over 18 million customers and over $30 billion in consumer loans over more than 25 years of operating history to support lenders that originate a range of consumer loan products. These products include retail and healthcare private label credit and general purpose credit cards marketed through our omnichannel platform, including retail point-of-sale, healthcare-point of-care, direct mail solicitation, internet-based marketing, and partnerships with third parties. Additionally, through our CAR subsidiary, Atlanticus serves the individual needs of automotive dealers and automotive non-prime financial organizations with multiple financing and service programs.

Forward-Looking Statements

This press release contains forward-looking statements that reflect the Company's current views with respect to, among other things, its business, operations, financial performance, revenue, amount and pace of growth of managed receivables, total interest income and related fees and charges, debt financing, liquidity, interest expense, operating expense, fair value of credit card receivables, provision for losses on loans, value creation for shareholders, technology investments, and economic developments. You generally can identify these statements by the use of words such as “outlook,” “potential,” “continue,” “may,” “seek,” “approximately,” “predict,” “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These risks and uncertainties include those risks described in the Company's filings with the Securities and Exchange Commission and include, but are not limited to, risks related to the extent and duration of the COVID-19 pandemic and its impact on the Company, bank partners, merchant partners, consumers, loan demand, the capital markets, labor availability, supply chains and the economy in general; the Company's ability to retain existing, and attract new, merchant partners and funding sources; changes in market interest rates; increases in loan delinquencies; its ability to operate successfully in a highly regulated industry; the outcome of litigation and regulatory matters; the effect of management changes; cyberattacks and security vulnerabilities in its products and services; and the Company's ability to compete successfully in highly competitive markets. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, the Company disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

Contact:

Investor Relations

(770) 828-2000

investors@atlanticus.com

Atlanticus Holdings Corporation and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	December 31,	December 31,
	2022	2021

Assets
Unrestricted cash and cash equivalents (including $202.2 million and $209.5 million associated with variable interest entities at December 31, 2022 and December 31, 2021, respectively)	$384,984	$409,660
Restricted cash and cash equivalents (including $27.6 million and $75.9 million associated with variable interest entities at December 31, 2022 and December 31, 2021, respectively)	48,208	96,968
Loans, interest and fees receivable:
Loans, interest and fees receivable, at fair value (including $1,735.9 million and $925.5 million associated with variable interest entities at December 31, 2022 and December 31, 2021, respectively)	1,817,976	1,026,424
Loans, interest and fees receivable, gross (including $369.6 million associated with variable interest entities at December 31, 2021)	105,267	470,293
Allowances for uncollectible loans, interest and fees receivable (including $55.1 million associated with variable interest entities at December 31, 2021)	(1,643)	(57,201)
Deferred revenue (including $8.2 million associated with variable interest entities at December 31, 2021)	(16,190)	(29,281)
Net loans, interest and fees receivable	1,905,410	1,410,235
Property at cost, net of depreciation	10,013	7,335
Operating lease right-of-use assets	11,782	4,016
Prepaid expenses and other assets	27,417	15,649
Total assets	$2,387,814	$1,943,863
Liabilities
Accounts payable and accrued expenses	$44,332	$42,287
Operating lease liabilities	20,112	4,842
Notes payable, net (including $1,586.0 million and $1,223.4 million associated with variable interest entities at December 31, 2022 and December 31, 2021, respectively)	1,653,306	1,278,864
Senior notes, net	144,385	142,951
Income tax liability	60,689	47,770
Total liabilities	1,922,824	1,516,714

Commitments and contingencies

Preferred stock, no par value, 10,000,000 shares authorized:
Series A preferred stock, 400,000 shares issued and outstanding at December 31, 2022 (liquidation preference - $40.0 million); 400,000 shares issued and outstanding at December 31, 2021 (1)	40,000	40,000
Class B preferred units issued to noncontrolling interests	99,950	99,650

Shareholders' Equity
Series B preferred stock, no par value, 3,204,640 shares issued and outstanding at December 31, 2022 (liquidation preference - $80.1 million); 3,188,533 shares issued and outstanding at December 31, 2021 (1)	—	—
Common stock, no par value, 150,000,000 shares authorized: 14,453,415 and 14,804,408 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	—	—
Paid-in capital	121,996	227,763
Retained earnings	204,415	60,236
Total shareholders’ equity	326,411	287,999
Noncontrolling interests	(1,371)	(500)
Total equity	325,040	287,499
Total liabilities, preferred stock and equity	$2,387,814	$1,943,863

(1) Both the Series A preferred stock and the Series B preferred stock have no par value and are part of the same aggregate 10,000,000 shares authorized.

Atlanticus Holdings Corporation and Subsidiaries

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	For the Year Ended
	2022	2021
Revenue:
Consumer loans, including past due fees	$786,235	$518,783
Fees and related income on earning assets	217,071	194,466
Other revenue	42,798	30,606
Total operating revenue, net	1,046,104	743,855
Other non-operating revenue	809	4,201
Total revenue	1,046,913	748,056

Interest expense	(81,851)	(54,127)
Provision for losses on loans, interest and fees receivable recorded at net realizable value	(1,252)	(36,455)
Changes in fair value of loans, interest and fees receivable and notes payable associated with structured financings recorded at fair value	(577,069)	(218,733)
Net margin	386,741	438,741

Operating expense:
Salaries and benefits	43,063	34,024
Card and loan servicing	95,428	75,397
Marketing and solicitation	62,403	56,635
Depreciation	2,175	1,493
Other	34,400	22,180
Total operating expense	237,469	189,729
Loss on repurchase and redemption of convertible senior notes	—	29,439
Income before income taxes	149,272	219,573
Income tax expense	(14,660)	(41,784)
Net income	134,612	177,789
Net loss attributable to noncontrolling interests	985	113
Net income attributable to controlling interests	135,597	177,902
Preferred dividends and discount accretion	(25,076)	(22,363)
Net income attributable to common shareholders	$110,521	$155,539
Net income attributable to common shareholders per common share—basic	$7.55	$10.32
Net income attributable to common shareholders per common share—diluted	$5.83	$7.56

Atlanticus Holdings Corporation and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Series B Preferred Stock		Common Stock						Temporary Equity
	Shares Issued	Amount	Shares Issued	Amount	Paid-In Capital	Retained Earnings (Deficit)	Noncontrolling Interests	Total Equity	Class B Preferred Units	Series A Preferred Stock
Balance at December 31, 2020	—	$—	16,115,353	$—	$194,950	$(117,666)	$(774)	$76,510	$99,350	$40,000
Accretion of discount associated with issuance of subsidiary equity	—	—	—	—	(300)	—	—	(300)	300	—
Preferred dividends	—	—	—	—	(22,063)	—	—	(22,063)	—	—
Stock option exercises and proceeds related thereto	—	—	526,015	—	1,885	—	—	1,885	—	—
Compensatory stock issuances, net of forfeitures	—	—	56,654	—	—	—	—	—	—	—
Issuance of series B preferred stock, net	3,188,533	—	—	—	75,270	—	—	75,270	—	—
Contributions by owners of noncontrolling interests	—	—	—	—	—	—	387	387	—	—
Deferred stock-based compensation costs	—	—	—	—	3,240	—	—	3,240	—	—
Redemption and retirement of shares	—	—	(1,893,614)	—	(25,219)	—	—	(25,219)	—	—
Net income	—	—	—	—	—	177,902	(113)	177,789		—
Balance at December 31, 2021	3,188,533	$—	14,804,408	$—	$227,763	$60,236	$(500)	$287,499	$99,650	$40,000
Cumulative effects from adoption of the CECL standard			—	—	—	8,582	—	8,582	—	—
Accretion of discount associated with issuance of subsidiary equity	—	—	—	—	(300)	—	—	(300)	300	—
Discount associated with repurchase of preferred stock	—	—	—	—	18	—	—	18	—	—
Preferred dividends	—	—	—	—	(24,794)	—	—	(24,794)	—	—
Stock option exercises and proceeds related thereto	—	—	1,211,141	—	3,731	—	—	3,731	—	—
Compensatory stock issuances, net of forfeitures	—	—	112,027	—	—	—	—	—	—	—
Issuance of series B preferred stock, net	19,607	—	—	—	437	—	—	437	—	—
Contributions by owners of noncontrolling interests	—	—	—	—	—	—	114	114	—	—
Deferred stock-based compensation costs	—	—	—	—	4,167	—	—	4,167	—	—
Redemption and retirement of preferred shares	(3,500)	—	—	—	(87)	—	—	(87)	—	—
Redemption and retirement of common shares	—	—	(1,674,161)	—	(88,939)	—	—	(88,939)	—	—
Net income	—	—	—	—	—	135,597	(985)	134,612	—	—
Balance at December 31, 2022	3,204,640	$—	14,453,415	$—	$121,996	$204,415	$(1,371)	$325,040	$99,950	$40,000

Additional Information

Additional trends and data with respect to our private label credit and general purpose credit card receivables can be found in our latest 10-K filing with the Securities and Exchange Commission under Management's Discussion and Analysis of Financial Condition and Results of Operations.

Calculation of Non-GAAP Financial Measures

This press release presents information about managed receivables, which is a non-GAAP financial measure provided as a supplement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In addition to financial measures presented in accordance with GAAP, we present managed receivables, total managed yield, combined principal net charge-offs, and fair value to face value ratio, all of which are non-GAAP financial measures. These non-GAAP financial measures aid in the evaluation of the performance of our credit portfolios, including our risk management, servicing and collection activities and our valuation of purchased receivables. The credit performance of our managed receivables provides information concerning the quality of loan originations and the related credit risks inherent with the portfolios. Management relies heavily upon financial data and results prepared on the “managed basis” in order to manage our business, make planning decisions, evaluate our performance and allocate resources.

These non-GAAP financial measures are presented for supplemental informational purposes only. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, GAAP financial measures. These non-GAAP financial measures may differ from the non-GAAP financial measures used by other companies. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures or the calculation of the non-GAAP financial measures are provided below for each of the fiscal periods indicated.

These non-GAAP financial measures include only the performance of those receivables underlying consolidated subsidiaries (for receivables carried at amortized cost basis and fair value) and exclude the performance of receivables held by our former equity method investee. As the receivables underlying our former equity method investee reflect a small and diminishing portion of our overall receivables base, we do not believe their inclusion or exclusion in the overall results is material. Additionally, we calculate average managed receivables based on the quarter-end balances.

The comparison of non-GAAP managed receivables to our GAAP financial statements requires an understanding that managed receivables reflect the face value of loans, interest and fees receivable without any consideration for potential loan losses or other adjustments to reflect fair value.

A reconciliation of Loans, interest and fees receivable, at fair value to Loans, interest and fees receivable, at face value is as follows:

	At or for the Three Months Ended
	2022				2021
(in Millions)	Dec. 31 (1)	Sep. 30 (1)	Jun. 30 (1)	Mar. 31 (1)	Dec. 31 (1)	Sep. 30 (1)	Jun. 30 (1)	Mar. 31 (1)
Loans, interest and fees receivable, at fair value	$1,818.0	$1,728.1	$1,616.9	$1,405.8	$1,026.4	$846.2	$644.7	$481.4
Fair value mark against receivable (2)	$302.1	$322.3	$293.0	$272.9	$208.9	$182.2	$148.6	$112.3
Loans, interest and fees receivable, at face value	$2,120.1	$2,050.4	$1,909.9	$1,678.7	$1,235.3	$1,028.4	$793.3	$593.7
Fair value to face value ratio	85.8%	84.3%	84.7%	83.7%	83.1%	82.3%	81.3%	81.1%
(1)

On January 1, 2022, we elected the fair value option under ASU 2016-13 for those private label credit and general purpose credit card receivables that were previously accounted for under the amortized cost method.

(2)	The fair value mark against receivables reflects the difference between the face value of a receivable and the net present value of the expected cash flows associated with that receivable.
(3)	The Fair value to face value ratio is calculated using Loans, interest and fees receivable, at fair value as the numerator, and Loans, interest and fees receivable, at face value, as the denominator

The calculation of managed receivables is as follows:

	At or for the Three Months Ended
	2022				2021
(in Millions)	Dec. 31 (1)	Sep. 30 (1)	Jun. 30 (1)	Mar. 31 (1)	Dec. 31	Sep. 30	Jun. 30	Mar. 31
Loans, interest and fees receivable, gross	$—	$—	$—	$—	$375.7	$417.8	$454.2	$498.8
Loans, interest and fees receivable, gross from fair value reconciliation above	2,120.1	2,050.4	1,909.9	1,678.7	1,235.3	1,028.4	793.3	593.7
Total managed receivables	$2,120.1	$2,050.4	$1,909.9	$1,678.7	$1,611.0	$1,446.2	$1,247.5	$1,092.5
(1)

On January 1, 2022, we elected the fair value option under ASU 2016-13 for those private label credit and general purpose credit card receivables that were accounted for under the amortized cost method.

A reconciliation of our operating revenues, net of finance and fee charge-offs, to comparable amounts used in our calculation of Total managed yield is as follows:

	At or for the Three Months Ended
	2022				2021
(in Millions)	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31
Consumer loans, including past due fees	$202.9	$208.9	$182.8	$156.5	$144.1	$132.7	$114.3	$94.1
Fees and related income on earning assets	48.0	48.5	65.8	54.7	53.8	54.1	49.5	37.0
Other revenue	8.5	11.1	12.2	10.0	9.7	8.4	7.0	4.2
Adjustments due to acceleration of merchant fee discount amortization under fair value accounting	3.4	(7.9)	(12.1)	1.8	(3.4)	(14.7)	(18.6)	(5.5)
Adjustments due to acceleration of annual fees recognition under fair value accounting	7.9	10.0	(6.6)	(1.3)	(4.4)	(12.0)	(12.3)	(4.6)
Removal of expense accruals under GAAP	—	—	—	—	—	0.2	(0.4)	0.2
Removal of finance charge-offs	(58.3)	(45.3)	(41.2)	(32.5)	(28.1)	(16.3)	(14.1)	(10.7)
Total managed yield	$212.4	$225.3	$200.9	$189.2	$171.7	$152.4	$125.4	$114.7

The calculation of Combined principal net charge-offs is as follows:

	At or for the Three Months Ended
	2022				2021
(in Millions)	Dec. 31 (1)	Sep. 30 (1)	Jun. 30 (1)	Mar. 31 (1)	Dec. 31	Sep. 30	Jun. 30	Mar. 31
Net losses on impairment of loans, interest and fees receivable recorded at fair value	$182.3	$134.4	$126.5	$101.3	$46.7	$25.6	$22.7	$14.3
Gross charge-offs on non-fair value accounts	—	—	—	—	38.7	27.1	27.6	26.3
Finance charge-offs (2)	(58.3)	(45.3)	(41.2)	(32.5)	(28.1)	(16.3)	(14.1)	(10.7)
Recoveries on non-fair value accounts	—	—	—	—	(4.1)	(2.7)	(5.7)	(3.4)
Combined principal net charge-offs	$124.0	$89.1	$85.3	$68.8	$53.2	$33.7	$30.5	$26.5

(1)  On January 1, 2022, we implemented the fair value method under ASU 2016-13 for those private label credit and general purpose credit card receivables that were previously accounted for under the amortized cost method.

(2)  Finance charge-offs are included as a component of our Provision for losses on loans, interest and fees receivable recorded at net realizable value and Changes in fair value of loans, interest and fees receivable and notes payable associated with structured financings recorded at fair value in the accompanying consolidated statements of income.